Exhibit 10.1
[Insert Date]

Re: Employment Agreement

Dear [_____]:

This letter agreement (“Agreement”) will set forth the terms of your employment with indie Semiconductor, Inc. (the “Company”) as its [insert title], reporting to the [For CEO: Board of Directors of the Company (the “Board”) or Chief Executive/Financial Officer], effective January 1, 2023 (the “Employment Date”). [For executives who are members of the Board: During your employment as Chief Executive Officer/President you will continue to serve on the Board.] You will be expected to diligently perform various duties consistent with your position. You will work at our headquarters office, which is located at 32 Journey, Aliso Viejo, California 92656 [or from your home office].

1.Cash Compensation.
Commencing on your Employment Date, your base salary will be $[____] per year (to be paid according to the Company’s regular payroll schedule less payroll deductions and all required withholdings), subject to periodic review and adjustment by the Compensation Committee of the Board (the “Compensation Committee”). Beginning with the Company’s fiscal year ending December 31, 2023, and subject to your continued employment with the Company through such date (except as provided in Section 4), you will also be eligible for an annual target bonus of [__________________ percent (____%)] of your base salary based upon achievement of target performance objectives determined by the Compensation Committee after consultation with you. Such bonus will be payable either in cash or Company stock at the Company’s discretion. You will receive a bonus for the Company’s fiscal year ended December 31, 2022 (“Fiscal 2022”), based on the terms applicable to you in your existing role with the Company, payable at the same time the Company pays annual bonuses to other executive officers for Fiscal 2022.

2.Equity Compensation.
You will be eligible to receive equity compensation as approved by the Compensation Committee.

3.Other Employee Benefits.
You shall be entitled to participate in the Company’s medical, dental, and vision plans, as in effect from time to time, on the same basis as those benefits are generally made available to other senior executives of the Company. The Company reserves the right to change or eliminate its benefit plans at any time.

4.Termination of Employment.
a.Your employment with the Company is not for a guaranteed or definite period of time. Rather, the employment relationship is “at will.” This means that you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without Cause (as defined below) or advance notice.
b.If (i) the Company terminates your employment at any time with Cause (as defined below), (ii) your employment terminates as a result of your death, or (iii) you voluntarily resign from your employment with the Company other than for Good Reason (as defined below), you will be entitled to your base salary accrued through your date of termination of employment, such employee benefits you may be entitled to under the employee benefit plans or programs of the Company and its affiliates, paid in accordance with the terms of the applicable plans or programs, and any expense reimbursement due to you for expenses reasonably incurred by you before the date of your termination of employment. [For executives who are members of the Board: Additionally, if requested, you will be required to tender your resignation as a member of the Board.]
c.If (i) the Company terminates your employment at any time (A) other than for Cause (as defined below) or (B) due to a Disability, or (ii) you voluntarily terminate your employment for Good Reason

(as defined below), then, subject to your execution of a release of claims in favor of the Company in the form attached hereto as Exhibit A, which release becomes effective in accordance with its terms on or before the thirtieth (30th) day following your termination of employment, then you shall be entitled to:
(x) a lump sum payment equal to the sum of [________ (__)] months of your base salary plus [____] years of your target bonus (both at the rate in effect on your termination of employment), together with any base salary accrued through your termination date payable on the thirtieth (30th) day following such termination of employment,
(y) at your election, either a lump sum payment equal to the value of [________ (__)] months of COBRA coverage payable on the thirtieth (30th) day following your termination of employment or direct payment of your premiums for health care continuation coverage under the applicable provisions of COBRA, provided that you elect to continue and remain eligible for these benefits under COBRA, and do not become covered through another employer’s health plan during this period, and provided further the election as to lump sum payment or direct payments of COBRA premiums pursuant to this subsection (x) must be made at the time of termination,
(z) [________ (__)] months accelerated vesting of all outstanding equity awards (including, without limitation, restricted stock units, stock options, performance based awards, stock price target based awards, and earn-out milestone shares pursuant to the Company’s Master Transactions Agreement dated December 14, 2020 as amended on May 3 , 2021) that you received from the Company prior to such termination of employment, provided that with respect to (i) any outstanding awards subject to performance-based vesting (including, without limitation, performance based awards, stock price target based awards, and earn-out milestone shares pursuant to the Company’s Master Transactions Agreement dated December 14, 2020 as amended on May 3 , 2021) for which the number of earned awards has not been determined as of the date of termination, the number of performance-based awards that will become earned for purposes of vesting shall be equal to the target number of shares subject to the award, and (ii) any awards that are subject to time-based vesting (including any performance-based awards for which the performance conditions have already been satisfied) on one or more anniversaries of the date of grant, solely for purposes of determining the number of earned awards that shall vest upon termination, the time-based awards shall be treated as instead being subject to monthly vesting in equal installments from the applicable date of grant and you shall become vested in that number of earned awards that would have vested during the period commencing from the date of grant and continuing up to your termination date and during an additional [________ (__)] month period following your termination date.

Notwithstanding the foregoing provisions of this Section 4(c), if termination of employment occurs within ninety (90) days prior to, or two years following, the consummation of a Change of Control (as such term is defined below), (1) the lump sum payment in (w), above, shall be increased to [________ (__)] months of your base salary plus [____] years of your target bonus; (2) you shall receive 100% accelerated vesting of all of your equity awards (including, without limitation, restricted stock units, stock options, performance based awards, stock price target based awards, and earn-out milestone shares pursuant to the Company’s Master Transactions Agreement dated December 14, 2020 as amended on May 3 , 2021), that are unvested and outstanding as of your termination of employment and which would otherwise become vested based solely on the passage of time and performance of services (and not in whole or in part on the future attainment of performance targets); (3) unless otherwise specified in a specific grant agreement, any equity awards (including, without limitation, performance based awards, stock price target based awards, and earn-out milestone shares pursuant to the Company’s Master Transactions Agreement dated December 14, 2020 as amended on May 3 , 2021) held by you at the time of your termination of employment the earning or vesting of which is dependent in whole or in part on the attainment of performance targets shall become vested with respect to the greater of (A) 100% of the target number of shares subject to the award and (B)

the number of shares subject to the award that would be earned based on actual performance through the time of your termination of employment; (4) for the avoidance of doubt, you will remain eligible for the lump sum payment or direct payment of continuation coverage for a period of eighteen (18) months under COBRA, in accordance with (y), above and (5) you shall be paid a pro rata portion of your bonus for the fiscal year of such termination of employment, payable at the same time the Company pays annual bonuses to other executive officers for such fiscal year (but no later than two and a half (2 ½) months after the fiscal year in which the termination date occurs) based on (i) your termination date, (ii) the determination by the Compensation Committee whether company performance objectives have been met, and (iii) an assumption that any individual performance metrics have been achieved at 100%. [For executives who are members of the Board: Additionally, if requested, you will be required to tender your resignation as a member of the Board.]

For purposes of this Agreement, Change of Control shall have the same meaning as in the Company’s 2021 Omnibus Equity Incentive Plan.

d. Your employment will be deemed to be terminated for “Good Reason” if you voluntarily terminate your employment within six (6) months following the first occurrence of any of the following conditions: (i) a reduction of $25,000 or more in your base compensation or your target bonus opportunity; (ii) a material change in your title, authority, duties or responsibilities; (iii) a material breach by the Company of this agreement or any other agreement you are party to with the Company; or (iv) [a relocation of the Company’s headquarters outside of the Orange County, California area; or for remote employees: a relocation to an office 30 miles outside your current location]; provided that you have given written notice to the Board of the first to occur of any of the foregoing events within ninety (90) days following the first occurrence of such event and the Company has failed to remedy the event within thirty (30) days of such notice. Should you elect to voluntarily terminate your employment for any other reason, such termination will not constitute Good Reason and you will not be entitled to any severance or additional vesting.
e.Your employment shall be deemed to be terminated for “Cause” only if you have engaged in (i) continued neglect of or willful failure in the performance of your duties, which, if curable, continues for a period of twenty (20) days following written notice by the Company; (ii) a material breach of the Company’s Proprietary Information and Inventions Agreement, (iii) a material breach of the Company’s Code of Conduct or other Company policies, which, if curable, continues for a period of twenty (20) days following written notice by the Company; (iv) fraud against or embezzlement or material misappropriation from the Company or its affiliates; (v) conviction of, or entering a plea of no contest or nolocontendere to a charge of, a crime constituting a felony; (vi) willful malfeasance or willful misconduct in connection with your duties, which, if curable, continues for a period of twenty (20) days following written notice by the Company; or (vii) any willful and wrongful act or omission which is materially injurious to the financial condition or business reputation of the Company and its subsidiaries, which, if curable, continues for a period of twenty (20) days following written notice by the Company.
f.“Disability” means (i) you have been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of your duties (provided, however, that the Company acknowledges its obligations to provide reasonable accommodation to the extent required by applicable law); (ii) such total incapacity shall have continued for a period of twelve (12) consecutive months or twelve (12) non-consecutive months in any eighteen (18) month period; and (iii) such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of your life.
g.In the event that it is determined that payments pursuant to this Agreement constitute non-qualified deferred compensation subject to Section 409A, then, solely to the extent required in order to avoid taxation and/or tax penalties under Section 409A (i) no such amounts shall be paid unless and until you have experienced a separation from service within the meaning of Section 409A and (ii) if you are deemed to be a “specified employee” within the meaning of Section 409A, any such amount that would be paid to you within six (6) months following your separation of service shall be accumulated and paid to you on the first business day following such six (6) month period, provided that in the event of your death following your separation from service, but prior to the six-month anniversary of your separation from service, then any payments delayed in accordance with this Section 4(g) will be payable in a lump sum as soon as administratively practicable after the date of your death and all other payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each installment of the payments and benefits provided for in this Agreement shall be treated as a separate payment for purposes of 26 C.F.R. 1.409A-2(b)(2)(i). With respect to expenses eligible for reimbursement under the terms of this Agreement: (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year; (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (iii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A. The parties hereto intend that this Agreement comply, to the extent applicable, with the provisions of Section 409A and related regulations and Treasury pronouncements. If the parties determine in good faith that any provision provided herein would result in the imposition of an excise tax under the provisions of Section 409A, the parties hereby agree to use good faith efforts to reform any such provision to avoid imposition of any such excise tax in such manner that the parties mutually determine is appropriate to comply with Section 409A.
h.If your severance and other benefits provided for in this Section 4 constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Code, then your severance and other benefits under this Section 4 will be payable, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in your receipt on an after-tax basis of the greatest amount of severance and other benefits. Unless the Company and you otherwise agree in writing, any determination required under this Section 4 shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accountants immediately prior to the Change of Control (the “Accountants”). For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4. If the Accountants determine that reduction of your severance benefits is required by this Section 4 such that no portion of your severance benefits will be subject to the excise tax imposed by Section 4999 of the Code, the severance benefits shall be reduced in the following order: (i) cash severance pay that is exempt from Section 409A, (ii) any other cash severance pay, (iii) any other cash payable that is a severance benefit other than stock appreciation rights, (iv) any stock appreciation rights, (v) any restricted stock and/or restricted stock units, and (vi) stock options. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.
i.No payments due you hereunder shall be subject to mitigation or offset, except as set forth herein.

5.Proprietary Information and Inventions Agreement.
As a Company employee, you will be expected to abide by the Company’s Proprietary Information and Inventions Agreement attached hereto as Exhibit B and the Company rules and regulations and acknowledge in writing that you have read the Company’s Code of Conduct, which will govern the terms and conditions of your employment. The Company’s Code of Conduct, may be modified from time to time at the sole discretion of the Company with the current copy posted on the Company’s website.

6.Stock Ownership Requirements.

As an executive of the Company, you are expected to comply with the Company’s Stock Ownership Guidelines, as may be modified from time to time.

7.Indemnification Agreement.
The Company has provided or will provide you with the Company’s standard form of indemnification agreement for officers and directors to indemnify you against certain liabilities you may incur as an officer or director of the Company.

8.Arbitration and Fees.
We expressly agree that, to the extent permitted by law and to the extent that the enforceability of this Agreement is not thereby impaired, any and all disputes, controversies or claims regarding this Agreement shall be determined exclusively by final and binding arbitration under the rules and procedures of JAMS, Orange County. A neutral arbitrator from JAMS shall be mutually selected by the parties. If the parties fail to reach a consensus, then JAMS will select the arbitrator. All disputes will be governed in accordance with the laws of the State of California. The Company shall pay for all arbitration expenses, including without limitation, the arbitrators fees, forum costs, and any other expenses which are unique to the arbitration proceedings (“Arbitration Costs”), but will not be responsible to pay your attorney fees. The parties intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible.

9.Miscellaneous.
a.You represent that upon the Employment Date your performance of your duties under this Agreement will not breach any other agreement as to which you are a party. In addition, the Company has a policy prohibiting your disclosure, to anyone within the Company, of any confidential and/or proprietary information pertaining to your former employers or any entity with whom you have a non-disclosure agreement. Accordingly, please do not use or disclose to the Company any proprietary information belonging to your former employers or any other person or company with which you have signed such an agreement.
b.Pursuant to the Defend Trade Secrets Act (18 U.S.C. § 1833(b)), you understand that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to your attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. You understand that if you file a lawsuit for retaliation for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding if you (x) file any document containing the trade secret under seal, and (y) do not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement with or policy of the Company or its affiliates, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that you have with the Company or its affiliates shall prohibit or restrict you from making any voluntary disclosure of information or documents concerning possible violations of law to, or seek a whistleblower award from, any governmental agency or legislative body, or any self-regulatory organization, in each case, and you may do so without notifying the Company.
c.You acknowledge and agree that any compensation payable to you by the Company shall be subject to the terms of any compensation “clawback” or recoupment policy or provision adopted by the Company (as such policies or provisions may be amended), as well as subject to any clawback or recoupment obligations required under applicable law.
d.Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether you have been paid amounts to which you are entitled.

e.During the term of your employment with the Company and for one year thereafter, you will not, on behalf of yourself or any third party, solicit or attempt to induce any employee of the Company to terminate his or her employment with the Company.
f.This Agreement is binding on and may be enforced by the Company and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under the Agreement.
g.Notices under this Agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to the Company in writing. Notices to the Company will be addressed to its General Counsel at the Company’s corporate headquarters.
h.This Agreement, together with your Proprietary Information and Inventions Agreement and, the Company’s Code of Conduct forms the complete and exclusive statement of the terms of your employment with the Company. The employment terms in this Agreement supersede any other agreements or promises made to you by anyone on behalf of the Company, whether oral or written. This Agreement may be amended or modified only with the written consent of the parties hereto. No oral waiver, amendment or modification will be effective under any circumstances whatsoever. This Agreement will be binding and shall inure to the benefit of the Company, its successors, and its assigns.
i.This Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.
j.In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

We are very pleased to extend this Agreement to you. Please indicate your acceptance of the terms of this Agreement by signing in the place indicated below.

Sincerely,

[David Aldrich for CEO; Donald McClymont for others]
[Chairman, indie Board of Directors; Chief Executive Officer]

Accepted and agreed:

Signature:
Name:
Date:

Exhibit A: Form of Release
Exhibit B: Proprietary Information and Inventions Agreement